EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 17, 2015 with respect to the combined financial statements of Hollywood Hotel Holdings LLC and Hollywood Hotel TRS LLC included in the Current Report on Form 8-K/A of Sotherly Hotels Inc. and Sotherly Hotels LP filed on October 9, 2015. We consent to the incorporation by reference of said report in the Registration Statements of Sotherly Hotels Inc. on Form S-8 (File No. 333-192213) and Forms S-3 (File Nos. 333-130664, 333-196754, and 333-199256), and the Registration Statement of Sotherly Hotels LP on Form S-3 (File No. 333-199256).

/s/ GRANT THORNTON LLP

October 9, 2015

McLean, Virginia